Pricing Supplement dated October 8, 1996                      Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                         File No. 333-05701
Prospectus Supplement dated July 8, 1996)

                                 ADVANTA CORP.
                  Medium-Term Notes, Series C - Floating Rate

====================================================================================================================
Principal Amount: $10,000,000                            Initial Interest Rate: To be determined as of 10/09/96
Agent's Discount or Commission: $30,000                  Stated Maturity Date:  10/12/99
Net Proceeds to Issuer: $9,970,000                       Original Issue Date: 10/11/96
Issue Price: 100%                                        Trade Date:  10/08/96
====================================================================================================================
Calculation Agent: Chase Manhattan Bank                     Cusip No.:  00756QCT3

Interest Calculation:

         /X/    Regular Floating Rate Note                 / /    Floating Rate/Fixed Rate Note
                                                                    (Fixed Rate Commencement Date):
         / /    Inverse Floating Rate Note                          (Fixed Interest Date):
                 (Fixed Interest Rate):

         / /    Other Floating Rate Note (see attached)

Interest Rate Basis:

         / /    CD Rate                                    / /    Commercial Paper Rate

         / /    Eleventh District Cost of Funds Rate       / /    Federal Funds Rate

         / /    LIBOR                 Index Currency:

         / /    LIBOR Reuters                              / /    Treasury Rate

         /X/    LIBOR Telerate
                                                           / /    Other:
         / /    CMT Rate
                          Designated CMT Telerate Page:
                          Designated CMT Maturity Index:

Initial Interest Reset Date:  January 13, 1997                    Spread (+/-):  +0.4000%
Interest Reset Dates:  January 13, 1997 and                       Spread Multiplier: N/A
                       thereafter the 12th day of                 Maximum Interest Rate:  N/A
                       each January, April, July                  Minimum Interest Rate:  N/A
                       and October


Interest Payment Dates: January 13, 1997 and thereafter the 12th day of each
                        January, April, July and October, with a final interest payment on October 12, 1999

Index Maturity: 3-Month LIBOR

Day Count Convention:

         / /    30/360 for the period from               to
         /X/    Actual/360 for the period from  10/11/96 to 10/11/99
         / /    Actual/Actual for the period from        to

Redemption:

         /X/    The Notes cannot be redeemed prior to the Stated Maturity Date.
         / /    The Notes may be redeemed prior to the Stated Maturity Date.
                Initial Redemption Date:
                Initial Redemption Percentage: _____%
                Annual Redemption Percentage Reduction:   ____% until
                Redemption Percentage is 100% of the principal amount.
Repayment:

         /X/    The Notes cannot be repaid prior to the Stated Maturity Date.

         / / The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                Optional Repayment Date(s):
                Price: ________%

Currency:

         Specified Currency:  U.S. Dollars
         (If other than U.S. dollars, see attached)

         Minimum Denominations:  N/A
         (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:

         / /    Yes      /X/     No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:

         /X/    Book Entry       / /     Certificated

Agent acting in the capacity as indicated below:

         /X/    Agent            / /     Principal

If as Principal:

         / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         / / The Notes are being offered at a fixed initial public offering price of _____% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

/ /      Other Provisions:

                / /  Salomon Brothers Inc

                              /X/  CS First Boston

                                           / / Donaldson, Lufkin & Jenrette
                                                  Securities Corporation

                                                       / / Merrill Lynch & Co.